EXHIBIT (99.1)

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.01 par value, of GMS INC. and further agree to the filing of this agreement to be included as an exhibit to such filing.  In addition, each party to this agreement expressly authorizes each other party to this agreement to file on its behalf any and all amendments to such statement on Schedule 13G. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

Date:  February 14, 2017

/s/ Richard A. Whitcomb
Richard A. Whitcomb

THE RICHARD A. WHITCOMB REVOCABLE TRUST dated May 13, 2004, as amended

By:	/s/ Richard A. Whitcomb
Name: Richard A. Whitcomb
Title: Trustee